Exhibit 10.1

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is made as of July 17, 2026, by and between MONROE CAPITAL ASSET-BACKED FINANCE COMPANY, LP, a Delaware series limited partnership (the “Partnership”), and MONROE CAPITAL ASSET FINANCE ADVISORS, LLC, a Delaware limited liability company (together with its permitted assignees, the “Operating Manager”).

WHEREAS, the Partnership is a holding company that (i) conducts a continuous private offering of its Shares (as defined below) in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and (ii) operates its business such that the Partnership is excluded from the definition of “investment company” in the Investment Company Act of 1940, as amended; and

WHEREAS, the Partnership and each of the Subsidiaries (as defined below) desire to retain the Operating Manager to provide advisory and other services to the Partnership and the Subsidiaries on the terms and conditions hereinafter set forth, and the Operating Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a)“Acquisition Committee” means a committee of the Partnership who shall be appointed by the Board from time to time. The Acquisition Committee shall consist of Kyle Asher and Aaron Peck, each as voting members. The Board (as defined below) may appoint additional members of the Acquisition Committee, remove or replace any existing members from the Acquisition Committee, or eliminate the Acquisition Committee in its entirety, in each case, from time to time in its sole discretion and without the consent of or notice to the Shareholders.

(b)“Advisers Act” means the Investment Advisers Act of 1940, as amended.

(c)“AEOI” means: (a) legislation known as the U.S. Foreign Account Tax Compliance Act, sections 1471 through 1474 of the Code, and any associated or successor legislation, regulations (whether proposed, temporary or final) or guidance, any applicable intergovernmental agreement and related statutes, regulations or rules, and other guidance thereunder; (b) any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes, including the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (c) Council Directive 2018/822/EU of May 25, 2018 (and any successor directive) amending Council Directive 2011/16/EU on mandatory automatic exchange of information and administrative cooperation in the field of taxation in relation to reportable cross-border tax arrangements and any regulation or law relating to, implementing or having similar effect to it in any relevant jurisdiction;

(  )any other intergovernmental agreement, treaty, regulations, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in clauses (a), (b) and (c) of this definition; and (e) any legislation, regulations or guidance in any jurisdiction that give effect to the matters outlined in the preceding clauses of this definition.

(d)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(d)“Affiliated Service Provider” refers to the affiliates and portfolio companies of Monroe and Monroe Clients that the Partnership and/or its existing and potential Asset-Backed Finance Assets will engage.

(e)“Agreement” means this Operating Agreement, as amended, restated or supplemented from time to time.

(f)“AIFMD” means Alternative Investment Fund Managers Directive and its implementing measures.

(g)“AML Laws” shall have the meaning set forth in Section 4(a) of this Agreement.

(h)“Asset-Backed Finance Asset” means, individually and collectively, leases, loans, mortgages, mezzanine securities, royalties, residuals, other credit or credit-related obligations or equity interests that are collateralized by, or payable from a stream of payments generated by, a specified pool of real, financial, or other assets.

(i)“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Bankruptcy Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Bankruptcy Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law; provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(j)“Beneficial Owner” shall have the meaning given it under AML/ABC Laws, and such term shall have such meaning when used in this Agreement in the context of anti-money laundering and sanctions representations, warranties, covenants, acknowledgments, or when otherwise required.

(k)“Board” means the board of directors of the Partnership or any duly authorized committee, including, but not limited to, the Acquisition Committee, acting on its behalf.

(l)“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(m)“CSSF” means the Commission de Surveillance du Secteur Financier, the Luxembourg supervisory authority for the financial sector.

(n)“Effective Termination Date” shall have the meaning set forth in Section 17(a) of this Agreement.

(o)“Excess Funds” shall have the meaning set forth in Section 2(n) of this Agreement.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)“Expense Support” means any expenses, including certain Organizational and Offering Expenses the Operating Manager may elect to pay on behalf of the Partnership.

(r)“Expenses” shall have the meaning set forth in Section 10 of this Agreement.

(s)“GAAP” means generally accepted accounting principles, as applied in the United States.

(t)“General Partner” means Monroe Capital Asset-Backed Finance Company GP, LLC, a Delaware limited liability company and an affiliate of the Operating Manager, which serves as the general partner of the Partnership.

(u)“Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and the limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(v)“Hurdle Amount” with respect to any Shares means, for any period during a calendar year, that amount that results in a 6.00% annualized Total Return on the transactional NAV of such Shares outstanding at the beginning of the then-current calendar year and such Shares issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Shares and all issuances of any such Shares over the period and calculated in accordance with recognized industry practices. The ending transactional NAV of such Shares used in calculating the Total Return will be calculated before giving effect to any fee/accrual to the Performance Fee and applicable combined annual distribution fee and shareholder servicing fee expenses and applicable taxes; provided that the calculation of the Hurdle Amount for any period will exclude any such Shares redeemed during such period, which Shares will be subject to the Performance Fee upon redemption.

(w)“I Shares” refers to shares of Standard Fee Class-I Shares, Founder Share Class III Shares and Founder Share Class III-I Shares.

(x)“Indemnitee” shall have the meaning set forth in Section 12(b) of this Agreement.

(y)“Indemnitor” shall have the meaning set forth in Section 12(c) of this Agreement.

(aa)“Independent Directors” means the members of the Board who are not officers, personnel or employees of the Operating Manager or any Person directly or indirectly controlling or controlled by the Operating Manager, and who are otherwise “independent” in accordance with the Partnership’s Governing Instruments.

(bb)“Investment Company Act” means the Investment Company Act of 1940, as amended.

(cc)“Joint Venture” means an investment in more than one Asset-Backed Finance Asset partnering with a single operational management team or other acquisition of an Asset-Backed Finance Asset consisting of multiple assets or operating businesses, a series of related transactions, joint ventures or similar arrangements.

(dd)“LP Agreement” means the Partnership’s limited partnership agreement, as amended, restated or supplemented from time to time.

(ee)“Loss Carryforward Amount” with respect to any Shares shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return with respect to such Shares and decrease by any positive annual Total Return with respect to such Shares; provided that each Loss Carryforward Amount shall at no time be less than zero; provided, further that the calculation of each Loss Carryforward Amount will exclude the Total Return related to any relevant Shares redeemed during such year, which Shares will be subject to the Performance Fee upon redemption. For the avoidance of doubt, with respect to Shares redeemed during the applicable year, the Loss Carryforward Amount shall not include amounts that would have been attributable to such redeemed Shares had such Shares not been redeemed during the applicable year. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Performance Fee.

(ff)“Management Fee” means a management fee payable to the Operating Manager monthly in arrears in an amount equal to (i) 1.00% per annum of the month-end total assets attributable to the Standard Fee Class Shares, (ii) 0.80% per annum of the month-end total assets attributable to the Founder Share Class II Shares and (iii) 0.70% per annum of the month-end total assets attributable to the Founder Share Class III Shares.

(gg)“Manager Indemnified Party” shall have the meaning set forth in Section 12(a) of this Agreement.

(hh)“Memorandum” means the Confidential Private Placement Memorandum of the Partnership, as amended, supplemented, restated or otherwise modified from time to time.

(ii)“Monroe” refers collectively to Monroe Capital, LLC, a Delaware limited liability company, together with its affiliates and subsidiaries.

(jj)“Monroe Client” means, the applicable fund, account, entity, vehicle, product and/or similar arrangement sponsored, managed or advised by Monroe, as applicable, unless otherwise indicated.

(kk)“Monroe Shares” refers to shares of “Class E-W Shares” which may only be held by certain investors in the Operating Manager’s discretion, and are not being offered to other investors and “Class E Shares” which may only be held by Monroe, its affiliates, its officers and employees, the directors, officers and employees (if any) of the Partnership and certain other investors in the Operating Manager’s discretion, and are not being offered to other investors.

(ll)“NAV” means the net asset value of the assets attributable to the Partnership or a class of Shares, as the case may be, determined in accordance with the Partnership’s Governing Instruments.

(mm)“Operating Expenses” means, with respect to the Partnership generally or a Series, payments, fees, costs and expenses and other liabilities and obligations resulting from, related to, associated with, arising from or incurred in connection with: (i) (a) the discovery, evaluation, investigation, impact assessment, development, acquisition, consummation, structuring, ownership, maintenance, monitoring, hedging, portfolio and risk management or disposition of investments (including brokerage, sales and underwriting commissions, private placement, syndication, solicitation, fairness opinions, pricing and valuation (including appraisal), consulting, arranger, transaction, advisory, investment banking, custodial, depositary, trustee, transfer agent, record-keeping and administrative fees, clearing, settlement and bank charges, deposits (including earnest money deposits), consent or other third-party fees or payments, closing, execution and transaction costs, other fees, costs and expenses in respect of derivative contracts (including any payments under, and any margin expenses relating to, such derivative contracts or any posting of margin or collateral with respect to such derivative contracts), investment costs, and other closing, execution and transaction costs, travel and related expenses and other administrative fees, costs and expenses), (b) any indebtedness, credit facility, guarantee (including any payments made under, or required by, any non-recourse carve out guarantees, completion guarantees, equity commitment letters, environmental indemnities, hedging guarantees or guarantees made in order to facilitate or finance investments, including fees and expenses related to leverage or financing and including in respect of customary key principal, “bad acts” or other performance-related matters), line of credit, loan commitment, letter of credit, equity commitment letter, hedging guarantee or similar credit support or other indebtedness involving such Series or any investment (including any fees, costs and expenses incurred in obtaining, negotiating, entering into, effecting, maintaining, varying, refinancing or terminating such borrowings, indebtedness, guarantees or obligations and interest arising out of such borrowings and indebtedness and in respect of customary key principal, “bad acts” or other performance-related matters) and (c) attending conferences in connection with the evaluation of future investments or particular sector opportunities, organizational memberships with impact-focus groups and compliance with any impact initiatives or principles; (ii) risk management assessments and analysis of such Series’ assets; (iii) taxes and/or tax-related interest, fees, penalties (other than amounts withheld or otherwise paid with respect to specific Shareholders) and other governmental charges incurred or payable by such Series and taxes and other governmental charges incurred or payable by structuring or other investment vehicles through which such Series invests or formed for Shareholders of such Series (including any withholding taxes and entity-level taxes imposed on, with respect to, or otherwise borne by such Series or any structuring or other investment vehicle through which such Series invests or formed for Shareholders of such Series to the extent not allocated to one or more Shareholders) and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Partnership generally or such Series and the amount of any judgments, fines, remediation or settlements paid in connection therewith; (iv) any actuaries, accountants, advisors, auditors, administrators, brokers (including prime-brokers), consultants, counsel, custodians, appraisers, depositaries, valuation experts and other service providers that provide services to or with respect to such Series, and legal expenses incurred in connection with claims or disputes related to such Series or one or more investments; (v) the engagement of professionals (including through Monroe) (including all costs and expenses on account of compensation and benefits of its employees) and any industry executives, advisors, consultants (including operating consultants, sourcing consultants, and any other third-party consultants), operating executives, subject matter experts (or other persons acting in a similar capacity) who provide services to or in respect of such Series or its operating entities, or other Subsidiaries or related Asset-Backed Finance Assets (including with respect to potential Asset-Backed Finance Assets) related to, among other things, (a) conducting due diligence or analysis on industry, geopolitical or other operational issues and (b) operational improvement initiatives relating to such Subsidiaries or the related Asset-Backed Finance Assets, and developing and implementing such initiatives (including with respect to allocable overhead of Monroe, including all costs and expenses on account of compensation and benefits of its employees); (vi) all fees, costs and expenses in connection with entities comprising Monroe, including those incurred in the organization, operation, maintenance, restructuring and dissolution of such vehicles; (vii) obtaining research and other information for the benefit of such Series, including information service subscriptions, as well as the operation and maintenance of information systems used to obtain such research and other related information; (viii) developing, implementing or maintaining computer software and technological systems for the benefit of such Series, its Shareholders or its investments; (ix) premiums and fees for insurance (including costs, liabilities and expenses of any litigation, investigation, judgments or settlements paid in connection therewith) allocated to such Series by the Operating Manager (including Monroe’s group insurance policy, the Operating Manager’s, any general partners’, directors’ and officers’ liability or other similar insurance policies, errors and omissions insurance, financial institution bond insurance and any other insurance for coverage of liabilities to any person or entity that are incurred in connection with the activities of such Series); (x) any governmental inquiry, investigation or proceeding or any litigation involving or otherwise applicable to such Series, the Operating Manager or any of its affiliates in connection with the activities of such Series or any investment, any Subsidiaries, or any Asset-Backed Finance Assets or any potential Asset-

Backed Finance Assets (including fees, costs and expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of any such inquiry, investigation, proceeding or litigation and the amount of any judgments, settlements or fines paid in connection therewith) and other extraordinary expenses related to such Series, any investment, Subsidiary, asset-backed finance instrument or any potential investment, Subsidiary or Asset-Backed Finance Assets (including fees, costs and expenses that are classified as extraordinary expenses under GAAP); (xi) assessing and reporting the sustainability, social and environmental impact and environmental, social and governance performance of investments and potential investments (including fees, costs and expenses payable to any third-party service provider or otherwise incurred in connection with designing, implementing and monitoring participation by Asset-Backed Finance Assets in compliance and operational “best practices” programs and initiatives, and compensation and benefits of Monroe employees engaged with respect thereto), all reports or information requests for one or more Shareholders, Monroe, consultants or the Board and any committees thereof (including all fees, costs and expenses incurred to audit such reports, provide access to a database or other internet forum and for any other operational, legal or secretarial expenses relating thereto or arising in connection with the distribution of same), any out-of-pocket costs and expenses incurred in connection with the U.S. federal, state and local and non-U.S. tax compliance of the Partnership and/or Series (or any investment vehicle utilized by the Partnership and/or Series), and any other financial, tax, accounting, legal or fund administration reporting functions for the benefit of such Series or any investment vehicle utilized by such Series or structuring vehicle or Subsidiary through which such Series invests (including expenses associated with any compliance with, filings in respect of, or other obligations related to or arising out of AEOI, any “physical presence,” “substance” or similar mandates under the Organization for Economic Development’s Base Erosion and Profit Shifting Initiative or Luxembourg law with respect to such Series, its Operating Manager or other managing entity’s, compliance with the European Union’s Anti-Tax Avoidance Directives, DAC6 mandatory tax disclosure regime, or the United Kingdom’s UK MDR regime, and any holding company regime (including the United Kingdom’s “qualifying asset holding company regime”)), the preparation of financial statements, tax returns and U.S. Internal Revenue Service Schedules K-1 (or equivalents thereof) or Form 1099-DIV, Luxembourg Forms 200 (to the extent applicable) or any successors thereto or equivalents thereof in any jurisdiction, and the representation such Series, any Series vehicle or the Series subsidiary in a tax audit (including by the “partnership representative” of Series II and any Series vehicle or Series subsidiary); (xii) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships and including travel, accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any such activities) and other promotional efforts designed to promote the Partnership’s business; (xiii) meetings of consultants, the Board and any committees thereof (including travel, accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any such meetings), legal counsel, accountants, auditors, financial advisors or any other advisors or experts retained to assist the Operating Manager, each consultant or the Board or any committee thereof, as applicable, and other expenses incurred in connection with the activities of each consultant, the Board and its committees; (xiv) meetings of the Operating Manager with any Shareholder(s) (including travel and related expenses and other accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any such meetings); (xv) such Series’ indemnification obligations (including those incurred in connection with indemnifying Indemnitee and advancing fees, costs and expenses incurred by any such Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification under the LP Agreement); (xvi) complying with (or facilitating compliance with) any applicable law, rule or regulation (including legal fees, costs and expenses), regulatory filing or other expenses of such Series, the Operating Manager or Monroe, including any compliance, filings or other obligations related to or arising out of AIFMD or the European Markets Infrastructure Regulation (Regulation (EU) No 648/2012), as amended from time to time, in each case, involving or otherwise related to such Series but, for the avoidance of doubt, excluding any ordinary course of compliance, filings or other obligations imposed on the Operating Manager or Monroe under the Advisers Act (such as the preparation and filing of the Operating Manager’s Form ADV), the Operating Manager or Monroe by the CSSF or by the United Kingdom

Financial Conduct Authority, that, in either case, do not relate directly to the affairs of such Series; (xvii) a default by a defaulting investor (but only to the extent not paid by the defaulting investor); (xviii) a transfer of a Shareholder’s Shares or a Shareholder’s withdrawal or admission permissible or required under the LP Agreement or the series agreement of the Series (but only to the extent not paid by the Shareholder or the purchaser, assignee, pledgee, charge, transferee or withdrawing investor, as applicable); (xix) any amendments, modifications, revisions or restatements to the constituent documents of such Series or the Operating Manager (other than any such amendments, modifications, revisions or restatements related solely to the affairs of the Operating Manager and not related to the affairs of such Series); (xx) distributions to the Shareholders (including in respect of any distributions in kind or activities necessary or appropriate to give effect thereto) or administering withholding tax with respect thereto; (xxi) administering and operating such Series, preparing and maintaining the books and records of such Series, including internal costs that the Operating Manager may incur to produce such Series’ books and records, external costs in cases where the Operating Manager or the Partnership hires a third-party administrator to maintain such Series’ books and records and any costs of the Operating Manager to oversee and manage such third-party administrator; (xxii) negotiating and entering into and compliance with any other agreements, whether executed or not (which fees, costs and expenses may, in the sole discretion of the Operating Manager, be allocated solely to the investor(s) to which they relate) and “most favored nations” election processes in connection therewith; (xxiii) the winding up and termination of such Series; (xxiv) all fees, costs and expenses incurred in connection with special purpose vehicles and Subsidiaries of such Series or other investment structures (including any alternative investment vehicles and any platform entities used to facilitate one or more investments, including any real estate investment trust within the meaning of Section 856 of the Code, by such Series) to facilitate such Series’ investment activities, including those incurred in the organization, operation, maintenance, restructuring (including by way of a secondary transaction, strip sale or similar transaction to one or more third parties or other Monroe Clients, in each case, whether or not consummated), liquidation, winding-up and dissolution of such vehicles and including costs associated with establishing and maintaining a presence in certain jurisdictions (such as rent for office space, related overhead and employee salaries and benefits), unless, in each case, the Operating Manager determines, in its sole discretion, that such fees, costs and expenses should be allocated solely to the Shareholder(s) or other Monroe vehicles participating therein; (xxv) all fees, costs and expenses in connection with forming, organizing, maintaining, administering, operating and negotiation of joint ventures or Programmatic Acquisitions (as defined below) not otherwise borne at the level of such joint ventures or Programmatic Acquisitions; (xxvi) amounts incurred in connection with maintaining, administering and operating any entity that registers under AIFMD or any entity that serves as the alternative investment fund manager or general partner thereof or in a similar capacity (including rent, salaries and ancillary costs of such entities, and costs and expenses of service providers of such entities); (xxvii) administration fees and expenses, if any, provided by the Operating Manager to the Partnership or either Series (including any expenses payable under the administration agreement with the Partnership’s administrator, payments based upon the Partnership’s allocable portion of the Operating Manager’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the cost (including total compensation) of legal, finance and other support personnel of Monroe, the Operating Manager or their affiliates in connection with the operations and management of the Partnership and the Series); (xxviii) such Series’ allocable portion of any performance fee, management fees or other similar fees, costs and expenses or compensation (including expense reimbursement), in each case, directly or indirectly, payable by or allocable to joint ventures or Programmatic Acquisitions of such Series, any special purpose vehicle, any Subsidiary or any Asset-Backed Finance Asset; and (xxix) to the extent agreed by the Operating Manager in its sole discretion, all (a) organizational expenses and operating expenses of or with respect to and (b) servicing fees payable to the sponsor of, or placement agent engaged with respect to (but not, for the avoidance of doubt, the placement fees payable to), a joint venture partner that is sponsored or managed by a placement agent, bank, consultant or any affiliate thereof and which placement agent, bank, consultant or any related party thereof is entitled to receive placement fees in connection with or as a result of placing investors indirectly into the Partnership or a Series through such joint venture partner.

For all purposes of this Agreement, “travel and related expenses” includes all travel fees, costs and expenses (which may include use of private aircraft by investment professionals employed by Monroe but charged to the Series at a comparable first-class commercial airline rate), accommodations, meals, events and entertainment. For all purposes of the definition of “Operating Expenses,” references therein to payments, fees, costs, expenses and other liabilities related to, associated with, arising from or incurred in connection with, an Asset-Backed Finance Asset includes all payments, fees, costs, expenses and other liabilities related to, associated with, arising from or incurred in connection with, potential or unconsummated Asset-Backed Finance Assets. The Series also bear any other fees, costs and expenses and other liabilities that arise in connection with an unconsummated Asset-Backed Finance Asset but that generally would not arise in connection with a consummated Asset-Backed Finance Asset (such as reverse break-up fees).

The Operating Manager and its affiliates are entitled to reimbursement from the Series for any Operating Expenses or Organizational and Offering Expenses (as defined below) paid or incurred by them on behalf of, or in relation to, the Series.

If any Operating Expenses are incurred for the account or for the benefit of the Series and one or more other Monroe Clients, the Operating Manager will allocate such Operating Expenses among the Series and each such other Monroe Client in proportion to the size of the investment made by each in the activity or entity to which such Operating Expenses relate, to the extent applicable, or in such other manner as the Operating Manager in good faith determines is fair and reasonable.

As mentioned in item (v) of “Operating Expenses” above, such Series bear the fees, costs or expenses of certain services provided by, and allocable overhead of, Monroe as well as industry executives, advisors, consultants and operating executives contracted or engaged directly or indirectly by the Partnership generally, the Series or the Operating Manager. Certain industry executives, advisors, consultants and operating executives may be employees of Monroe, and may be exclusive or non-exclusive independent contractors with respect to services provided to Monroe or the Series; however, in each case, their compensation and allocable expenses are borne by the Series. For purposes of item (v) of “Operating Expenses” above, Monroe consists of any entity or group established or utilized by affiliates of Monroe, Monroe Clients or their respective portfolio companies, that facilitates strategic arrangements with, or engagements (including on an independent contractor or employment basis) of, any persons that the Operating Manager determines in good faith to be industry executives, advisors, consultants (including operating consultants and sourcing consultants), operating executives, subject matter experts or other persons acting in a similar capacity, to provide consulting, sourcing, administrative or other services to or in respect of the Series, Asset-Backed Finance Assets (including with respect to potential Asset-Backed Finance Assets of the Series) and other Monroe Clients and their investments. To the extent that for legal, tax, regulatory or similar considerations or limitations it is necessary or desirable that the foregoing activities be conducted by, through or with one or more affiliates of the Operating Manager, or other persons other than Monroe, such activities are treated for purposes of this definition as if they were conducted by Monroe or any affiliate thereof.

(nn)“Operating Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(oo)“Organizational and Offering Expenses” refers to, collectively, organizational and offering expenses in connection with the formation and organization of the Partnership and the Series, and the offering of Shares to investors, including legal, accounting, printing, mailing and filing fees and expenses, taxes, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design, website and electronic database expenses, fees and expenses of the Partnership’s escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging and meals and other similar fees, costs and expenses but excluding upfront selling commissions, dealer manager fees and the combined annual distribution fees and shareholder servicing fees.

(pp)“Partnership” shall have the meaning set forth in the introductory paragraph of this Agreement.

(qq)“Partnership Account” shall have the meaning set forth in Section 6 of this Agreement.

(rr)“Partnership Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.

(ss)“Performance Fee” is an amount equal to

(i)First, if the Total Return with respect to Standard Fee Class Shares, Founder Share Class II Shares, Founder Share Class III Shares and Class E-W Shares for the applicable period exceeds the sum, with respect to such relevant class of Shares, of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Operating Manager with respect to such class of Shares equals (i) 15.00% (with respect to Standard Fee Class Shares), (ii) 12.00% (with respect to Founder Share Class II Shares), and (iii) 10.50% (with respect to Founder Share Class III Shares and Class E-W Shares) of the sum of (x) the Hurdle Amount with respect to such class of Shares for that period and (y) any amount allocated to the Operating Manager with respect to such class of Shares pursuant to this clause; and

(ii)Second, to the extent there are remaining Excess Profits, (i) 15.00% (with respect to Standard Fee Class Shares), (ii) 12.00% (with respect to Founder Share Class II Shares), and (iii) 10.50% (with respect to Founder Share Class III Shares and Class E-W Shares) of such remaining Excess Profits.

(tt)“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(uu)“Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(vv)“Programmatic Acquisitions” means portfolios of Asset-Backed Finance Assets which are part of the same acquisition strategy.

(ww)“Related Acquisition Vehicle” means any U.S. or non-U.S. partnership or other entity that will serve as a feeder or parallel entity and/or another entity or structure through which Shareholders will indirectly invest in or obtain exposure to the Partnership or some portion or all of its assets.

(xx)“Securities Act” means the Securities Act of 1933, as amended.

(yy)“Series” refers to any relevant registered series of limited partnership interests of the Partnership established pursuant to the Partnership’s limited partnership agreement, including Series I and Series II (each as defined below), and any additional series created hereafter, as the context may require.

(zz)“Series I” refers to Monroe Capital Asset-Backed Finance Company, LP – Series I, a registered series of the Partnership, which has not commenced operations and is not accepting subscriptions from third-party investors as of the date hereof.

(aaa)“Series II” refer to Monroe Capital Asset-Backed Finance Company, LP – Series II, a registered series of the Partnership.

(bbb)“Series II Shares” refers to Shares of Series II Investor Shares.

(ccc)“Service Provider” means consultants, advisors, transaction finders or sourcers, operating partners, loan and other servicers, loan and other originators, collateral managers, program managers, property and other asset managers, leasing agents, asset monitors and administrators (including copyright administrators), developers, development managers, project managers, investment bankers, brokers, accountants, valuation agents, waterfall agents, calculation agents, paying agents, transfer agents and intermediaries, billing and collection agents, trustees, master servicers, software providers, tax preparers and consultants, analytic service providers, data management and reporting providers, technology professionals, technology providers, investor subscription platform providers, transfer service providers, pricing/modeling service providers, insurance providers, legal counsel, appraisers, industry or sector experts, joint venture partners and development partners, regulatory and compliance service providers, contract employees, outside legal counsel and/or temporary employees (as well as secondees of any of the foregoing), other persons providing similar types of services, whether working onsite at Monroe offices or offsite as well as Affiliated Service Providers, who provide services in respect of the Partnership, the Related Acquisition Vehicles, their parallel vehicles and/or Asset-Backed Finance Assets.

(ddd)“Shareholders” refers, individually and collectively, to holders of the Partnership’s Shares in Series II and/or any additional Series.

(eee)“Shares” refers, individually and collectively, to Series II Shares and/or the shares of any additional Series, as the context requires. There are ten types of Shares available to Shareholders through Series II: “Standard Fee Class-S Shares,” “Standard Fee Class-I Shares” (together with the Standard Fee Class-S Shares, the “Standard Fee Class Shares”), “Founder Share Class II-S Shares,” “Founder Share Class II-I Shares,” (together with the Founder Share Class II-S Shares, the “Founder Share Class II Shares”), “Founder Share Class III-S Shares” and “Founder Share Class III-I Shares” (together with the Founder Share Class III-S Shares, the “Founder Share Class III Shares”) (collectively, the “Series II Investor Shares” and the “Investor Shares”).

(fff)“Standard Fee Class Shares” means, collectively, Series II Standard Fee Class Shares and the Standard Fee Class Shares of any additional Series.

(ggg)“Subsidiary” means any subsidiary of the Partnership or the Series; any partnership, the general partner of which is the Partnership or the Series or any subsidiary of the Partnership or the Series; any limited liability company, the managing member of which is the Partnership or the Series or any subsidiary of the Partnership or the Series; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Partnership or the Series or any subsidiary of the Partnership or the Series.

(hhh)“Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(iii)“Total Return” with respect to any Shares for any period since the end of the prior calendar year shall equal the sum of:

(i)all distributions accrued or paid (without duplication) on such Shares; plus
(ii)the change in aggregate transactional NAV of such Shares since the beginning of the year, before giving effect to (w) applicable taxes for the year, (x) changes resulting solely from the proceeds of issuances of additional Shares, (y) any fee/accrual to the Performance Fee and (z) applicable combined annual distribution fee and shareholder servicing fee expenses (including any payments made to the Partnership for payment of such expenses) allocable to such Shares.

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the transactional NAV of any relevant Shares issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such Shares.

Section 2. Appointment and Duties of the Operating Manager.

(a)The Partnership and each of the Subsidiaries hereby appoints the Operating Manager to manage the assets of the Partnership, the Series and the Subsidiaries subject to the further terms and conditions set forth in this Agreement, to the directions of the Acquisition Committee and supervision of the Board, and the Operating Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Operating Manager shall be exclusive to the Operating Manager except to the extent that the Operating Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Operating Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Operating Manager hereunder to be provided by third parties.

(b)The parties acknowledge that (i) the Operating Manager is registered under the Advisers Act; (ii) the Operating Manager performs its services for the Partnership, the Series and the Subsidiaries through the personnel and facilities of Monroe; (iii) the Operating Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of Monroe, or (B) other persons who are subject to the supervision and control of Monroe; and (iv) all of the investment advisory activities of the Operating Manager are subject to the Advisers Act and the rules thereunder.

(c)The Operating Manager, in its capacity as manager of the assets and the day-to-day operations of the Partnership, the Series and the Subsidiaries, at all times shall be subject to the directions of the Acquisition Committee and supervision of the Board of Directors and shall have only such functions and authority as the Board may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Operating Manager hereby. The Operating Manager will be responsible for the day-to-day operations of the Partnership, the Series and the Subsidiaries; provided that, notwithstanding anything to the contrary herein, decisions with respect to Asset-Backed Finance Assets shall require approval by the Acquisition Committee. The Operating Manager shall perform (or cause to be performed) such services and activities relating to the assets and operations of the Partnership, the Series and the Subsidiaries as may be appropriate, including, without limitation:

i.	originating and recommending opportunities to acquire and finance Asset-Backed Finance Assets, consistent with the business objectives and strategy of the Partnership, the Series and the Subsidiaries;
ii.	monitoring and evaluating the Partnership’s, the Series’ and the Subsidiaries’ Asset-Backed Finance Assets;

iii.	analyzing and investigating potential dispositions of Asset-Backed Finance Assets, including identification of potential acquirers and evaluations of offers made by such potential acquirers;
iv.	structuring of acquisitions and financings of Asset-Backed Finance Assets;
v.	identifying bank and institutional sources of financing for the Series and its Asset-Backed Finance Assets, arrangement of appropriate introductions and marketing of financial proposals;
vi.	supervising the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Asset-Backed Finance Asset;
vii.

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Partnership and the Subsidiaries as may be agreed upon by the Operating Manager and the Board, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Partnership, the Series and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions, in each case, for which the Partnership shall reimburse the Operating Manager;

viii.	monitoring the performance of Asset-Backed Finance Assets and, where appropriate, providing advice regarding the management of Asset-Backed Finance Assets;
ix.	arranging and coordinating the services of other professionals and consultants, including Monroe personnel;
x.	making recommendations to the Partnership with respect to the Partnership’s redemption offers;
xi.

originating, recommending opportunities to form, acquiring, structuring, coordinating and assisting with managing operations of any joint venture or Asset-Backed Finance Assets held by the Partnership, the Series or the Subsidiaries and conducting all matters with the joint venture or other partners consistent with the business objectives and strategies of the Partnership (including, for the avoidance of doubt, the power to structure joint ventures that provide that any controlling interest of the Partnership shall be forfeited upon termination of this Agreement);

xii.

advising the Partnership, the Series and the Subsidiaries on, preparing, negotiating and entering into, on behalf of the Partnership, the Series or the Subsidiaries, applications and agreements relating to programs established by the U.S. government;

xiii.

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Partnership’s, the Series’ and the Subsidiaries’ business;

xiv.

communicating on behalf of the Partnership and the Subsidiaries with the holders of any of their equity or debt securities, including as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

xv.	counseling the Partnership in connection with policy decisions to be made by the Board;

xvi.

evaluating and implementing hedging strategies and engaging in hedging activities on behalf of the Partnership, the Series and the Subsidiaries, consistent with such strategies overseen by the Board or the Acquisition Committee and as may be modified from time to time;

counseling the Partnership and the Subsidiaries regarding the maintenance of their exclusion from the definition of an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause them to maintain such exclusion from such status;

i.

furnishing reports and statistical and economic research to the Partnership and the Subsidiaries regarding their activities and services performed for the Partnership, the Series and the Subsidiaries by the Operating Manager;

xvii. monitoring the operating performance of the Asset-Backed Finance Assets and providing periodic reports with respect thereto to the Board;

xviii. using information obtained by the Operating Manager in its capacity as operating manager of the Partnership to provide information to, or for the benefit of, the Shareholders, including without limitation reports on valuation, portfolio positions and portfolio risk profiles;

xix.

investing and reinvesting any moneys and securities of the Partnership, the Series and the Subsidiaries (including investing in short-term Asset-Backed Finance Assets pending the acquisition of other Asset-Backed Finance Assets, payment of fees, costs and expenses, or payments of dividends or distributions to Shareholders of the Partnership and the Subsidiaries) and advising the Partnership and the Subsidiaries as to their capital structure and capital raising;

ii.

assisting the Partnership and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

iii.	assisting the Partnership and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
iv.

assisting the Partnership, the Series and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act;

v.	assisting the Partnership, the Series and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports;
vi.

placing, or facilitating the placement of, all orders pursuant to the Operating Manager’s acquisition determinations for the Partnership, the Series and the Subsidiaries either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

vii.

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Partnership’s, the Series’ and/or the Subsidiaries’ behalf in which the Partnership, the Series and/or the

Subsidiaries or their respective Asset-Backed Finance Assets, may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Operating Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

viii.

using commercially reasonable efforts to cause expenses incurred by the Partnership, the Series and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

ix.

advising the Partnership, the Series and the Subsidiaries with respect to and structuring long-term financing vehicles for the Asset-Backed Finance Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

x.

serving as the Partnership’s, the Series’ and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by the Partnership, the Series and the Subsidiaries, including (1) assisting the Partnership, the Series, and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their objectives, and (2) advising the Partnership, the Series, and the Subsidiaries with respect to obtaining appropriate financing for their acquisitions;

xi.

pursuant to delegation from the Board, determining, maintaining, monitoring and evaluating valuations with respect to the Asset-Backed Finance Assets of the Partnership and the Series in accordance with Monroe’s valuation policies (as such is amended, updated and modified from time to time);

xii.

providing the Partnership, the Series and the Subsidiaries with such other services as the Board may, from time to time, appoint the Operating Manager to be responsible for and perform, consistent with the terms of this Agreement;

xiii.	using commercially reasonable efforts to cause the Partnership, the Series and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Operating Manager shall perform portfolio management services (the “Portfolio Management Services”) on behalf of the Partnership, the Series and the Subsidiaries with respect to the Asset-Backed Finance Assets in accordance with the Partnership’s acquisition objectives and acquisition strategy as stated in the Memorandum, subject to the directions and supervision of the Board. Such services will include, but not be limited to, consulting with the Partnership, the Series and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Partnership’s, the Series’ and the Subsidiaries’ portfolios of assets; the collection of information and the submission of reports pertaining to the Partnership’s, the Series’ and the Subsidiaries’ assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Partnership’s, the Series’ and the Subsidiaries’ portfolios of assets; acting as liaison between the Partnership, the Series and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management.

(d)For the period and on the terms and conditions set forth in this Agreement, the Partnership, the Series and each of the Subsidiaries hereby constitutes, appoints and authorizes the Operating Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, securities repurchase and reverse repurchase agreements and arrangements, warehouse finance, brokerage agreements, interest rate swap and other hedging agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Operating Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e)The Operating Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Partnership, the Series and the Subsidiaries to provide loan origination services, asset management services, portfolio servicing, and/or other services to the Partnership, the Series and the Subsidiaries (including, without limitation, Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Partnership, the Series and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Operating Manager and/or Affiliated Service Providers shall be (A) (1) on terms no more favorable to such Affiliate and/or Affiliated Service Provider than would be obtained from a third party on an arm’s-length basis or (2) fair and reasonable to the Partnership or the Series taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership or the Series, or (B) approved by a majority of the Independent Directors and (ii) (A) any such agreements shall be subject to the Partnership’s prior written approval and (B) the Operating Manager shall remain liable for the performance of such Portfolio Management Services.

(f)In addition, to the extent that the Operating Manager deems necessary or advisable, the Operating Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Operating Manager in order to enable the Operating Manager to provide the services to the Partnership, the Series and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Partnership, the Series and the Subsidiaries or (ii) shall be approved by the Independent Directors of the Partnership.

(g)The Operating Manager may retain, for and on behalf and at the sole cost and expense of the Partnership, the Series and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Operating Manager deems necessary or advisable in connection with the management and operations of the Partnership, the Series and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Operating Manager shall have the right to cause any such services to be rendered by its personnel or Affiliates. Except as otherwise provided herein, the Partnership, the Series and the Subsidiaries shall pay or reimburse the Operating Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 10 of this Agreement, such costs and reimbursements are no greater than those which are expected to be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. The Operating Manager shall keep the Board reasonably informed on a periodic basis as to any services provided by Affiliates of the Operating Manager.

(h)The Operating Manager may effect transactions by or through the agency of another Person with it or its Affiliates which have an arrangement under which that party or its Affiliates shall from time to time provide to or procure for the Operating Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Partnership, the Series and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Partnership, the Series and the Subsidiaries or the Operating Manager or its Affiliates in providing services to the Partnership, the Series and the Subsidiaries on terms that no direct payment is made but instead the Operating Manager and/or its Affiliates undertake to place business with that party.

(i)In executing approved portfolio transactions and selecting brokers or dealers, the Operating Manager shall use its commercially reasonable efforts to seek on behalf of the Partnership, the Series and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Operating Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the asset, the price of the asset, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Operating Manager may also consider whether such broker or dealer furnishes research and other information or services to the Operating Manager.

(j)Subject to any internal operating policies to which the Operating Manager is subject, the Operating Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but shall endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Partnership, the Series and the Subsidiaries. Although the Operating Manager shall generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent; provided that such decision is made in good faith to promote the best interests of the Partnership, the Series and the Subsidiaries.

(k)As frequently as the Operating Manager may deem necessary or advisable, or at the direction of the Board, the Operating Manager shall, at the sole cost and expense of the Partnership, the Series and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset-Backed Finance Asset, reports and other information with respect to such Asset-Backed Finance Asset as may be reasonably requested by the Partnership.

(l)The Operating Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Partnership, the Series and the Subsidiaries, all reports, financial or otherwise, with respect to the Partnership, the Series and the Subsidiaries reasonably required by the Board in order for the Partnership, the Series and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Partnership’s, the Series’ and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(m)The Operating Manager shall prepare regular reports for the Board to enable the Board to review the Partnership’s, the Series’ and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by the Board. The Operating Manager shall furnish the Board with such periodic and special reports as the Board may reasonably request.

(n)Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Partnership to have been required as a direct result of the Operating Manager’s acts or omissions which result in the right of the Partnership and the Subsidiaries to terminate this Agreement pursuant to Section 16 of this Agreement, the Operating

Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Partnership and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Partnership Account (as herein defined) or otherwise made available by the Partnership and the Subsidiaries to be expended by the Operating Manager hereunder. Failure of the Operating Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Partnership and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Operating Manager’s unsatisfactory performance.

(o)Provided that the acquisition objectives of the Partnership are adhered to, the Partnership agrees that the Operating Manager may aggregate sales and purchase orders of Asset-Backed Finance Assets held by the Partnership with similar orders being made simultaneously for other accounts managed by the Operating Manager or with accounts of the Affiliates of the Operating Manager, if in the Operating Manager’s reasonable judgment such aggregation shall result in an overall economic benefit to the Partnership taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and the Operating Manager may elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays. The Partnership acknowledges that the determination of such economic benefit to the Partnership by the Operating Manager represents the Operating Manager’s evaluation that the Partnership is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

(p)Subject to applicable law, the Operating Manager is authorized to enter into cross trades in accordance with its cross trade policy.

(q)In performing its duties under this Section 2, the Operating Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other Service Providers) hired by the Operating Manager at the Partnership’s, the Series’ and the Subsidiaries’ sole cost and expense. In performing its duties under this Section 2, the Operating Manager shall comply with the Code and all other applicable federal and state laws and regulations, and with any applicable policies or procedures of the Partnership adopted by the Board.

(r)The Operating Manager shall immediately notify the Board in the event the Operating Manager or any of its Affiliates (i) becomes aware that it is subject to a statutory disqualification that prevents the Operating Manager from serving as operating manager pursuant to this Agreement or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the U.S. Securities and Exchange Commission or other regulatory authority.

Section 3. Devotion of Time; Additional Activities.

(a)The Operating Manager and its Affiliates shall provide the Partnership and the Subsidiaries with a management team, including Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and other appropriate support personnel. The Operating Manager is not obligated to dedicate any of its personnel exclusively to the Partnership, nor is the Operating Manager or its personnel obligated to dedicate any specific portion of its or their time to the Partnership. The Operating Manager’s services under this Agreement shall not be exclusive, and the Operating Manager, or any Affiliate thereof, shall be free to furnish similar services to other entities, and it intends to do so; provided that its services to the Partnership are not impaired. For the avoidance of doubt, the management, policies and operations of the Partnership and the Series shall be the ultimate responsibility of the Board acting pursuant to and in accordance with the LP Agreement.

(b)The Operating Manager agrees to offer the Partnership, the Series and the Subsidiaries the right to participate in all opportunities that the Operating Manager determines are appropriate for the Partnership, the Series and the Subsidiaries in view of its objectives, policies and strategies, and other relevant factors, subject to the exception that the Partnership, the Series and the Subsidiaries might not participate in each such opportunity but shall on an overall basis equitably participate with the Operating Manager’s other funds and clients in relevant opportunities, and in accordance with its allocation policy. Nothing in this Agreement shall (i) prevent the Operating Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in or acquiring, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Partnership), whether or not the objectives or policies of any such other Person or entity are similar to those of the Partnership, the Series or the Subsidiaries or (ii) in any way bind or restrict the Operating Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Operating Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Operating Manager shall endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Partnership, the Series and the Subsidiaries and the Operating Manager’s other vehicles, funds and clients. The Operating Manager shall keep the Board reasonably informed on a periodic basis in connection with the foregoing.

(c)Operating Managers, partners, officers, employees, personnel and agents of the Operating Manager or Affiliates of the Operating Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Partnership, the Series and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board pursuant to the Partnership’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Partnership, the Series or the Subsidiaries, such persons shall use their respective titles in the Partnership, the Series or the Subsidiaries.

Section 4. Anti-Money Laundering and Anti-Corruption Compliance Matters.

(a)The Partnership has adopted the Operating Manager’s anti-money laundering policy and anti-corruption policies, each as may be amended from time to time (the “Policies”), and acknowledges, represents, and warrants that the Partnership has delegated to the Operating Manager the responsibility for achieving compliance by the Operating Manager’s personnel with the Policies and the AML Laws and that therefore (i) the Operating Manager will comply with the Policies in performing under this Agreement; and (ii) the Operating Manager will take all steps reasonably necessary to ensure compliance by the Partnership with the AML Laws.

(b)The Partnership acknowledges and agrees that it will, and it will take commercially reasonable actions to require any third-party administrators or agents engaged by the Partnership related to the offering and/or distribution of Shares to, promptly provide any documentation or other information requested by the Operating Manager and/or its delegates as reasonably necessary or advisable in order to comply with the AML Laws and/or the Policies.

(c)The Partnership acknowledges that, due to AML Laws and related legislation and regulations, the Operating Manager may require, record, and maintain further identification information from the Partnership and, as applicable, its Beneficial Owners, control persons and/or anyone authorized to give instructions on the Partnership’s behalf.

Section 5. Agency. The Operating Manager shall act as agent of the Partnership, the Series and the Subsidiaries in acquiring, financing and disposing of Asset-Backed Finance Assets, disbursing and collecting the funds of the Partnership, the Series and the Subsidiaries, paying the debts and fulfilling the obligations of the Partnership, the Series and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Partnership, the Series and the Subsidiaries and handling, prosecuting and settling any claims of or against the Partnership, the Series and the Subsidiaries, the Board, holders of the Partnership’s securities or representatives or property of the Partnership, the Series and the Subsidiaries.

Section 6. Bank Accounts. At the direction of the Board, the Operating Manager may establish and maintain one or more bank accounts in the name of the Partnership, the Series or any Subsidiary (any such account, a “Partnership Account”), and may collect and deposit funds into any such Partnership Account or Partnership Accounts, and disburse funds from any such Partnership Account or Partnership Accounts, under such terms and conditions as the Board may approve; and the Operating Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Partnership, the Series or any Subsidiary.

Section 7. Records; Confidentiality. The Operating Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Partnership at any time during normal business hours upon reasonable advance notice. The Operating Manager shall make available to the Partnership, the Partnership’s administrator and/or custodian such copies of its acquisition records and ledgers with respect to the Partnership as may be required to assist the administrator, the custodian and the Partnership in their compliance with applicable law. The Operating Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Partnership’s business; (iv) to governmental officials having jurisdiction over the Partnership or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Partnership, the Series or any Subsidiary or disclosure or presentations to the Partnership’s Shareholders or prospective Shareholders; (vi) as required by law or legal process to which the Operating Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person, other than the Operating Manager, not resulting from the Operating Manager’s violation of this Section 7. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 8. Obligations of Operating Manager; Restrictions.

(a)The Operating Manager shall require each seller or transferor of assets to the Partnership, the Series and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Operating Manager, be necessary and appropriate. In addition, the Operating Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Asset-Backed Finance Assets, subject to the directions and supervision of the Board and the Acquisition Committee.

(b)The Operating Manager shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely and materially affect the Partnership’s or any Subsidiary’s status as an entity intended to be exempted or excluded from the definition of an investment company under the Investment Company Act or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Partnership or any Subsidiary or that would otherwise not be permitted by the Partnership’s Governing Instruments. If the Operating Manager is ordered to take any such action by the Board, the Operating Manager shall promptly notify the Board of the Operating Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Operating Manager, its directors, members, officers, shareholders, managers, personnel, employees and any Person controlling or controlled by the Operating Manager and any Person providing sub-advisory services to the Operating Manager shall not be liable to the Partnership, the Series or any Subsidiary, the Board, or the Partnership’s or any Subsidiary’s shareholders, members or partners, for any act or omission by the Operating Manager, its directors, members, officers, shareholders, managers, personnel, employees or any Person controlling or controlled by the Operating Manager or any Person providing sub-advisory services to the Operating Manager except as provided in Section 12 of this Agreement.

(c)The Board shall periodically review the Partnership’s, the Series’ and the Subsidiaries’ holdings of Asset-Backed Finance Assets but will not review each proposed Asset-Backed Finance Asset, except as otherwise provided herein. The Operating Manager shall be permitted to rely upon the direction of the Secretary of the Partnership or other authorized officer to evidence the approval of the Acquisition Committee, the Board or the Independent Directors with respect to a proposed acquisition.

(d)None of the Partnership, the Series or the Subsidiaries shall acquire any security structured or issued by an entity managed by the Operating Manager or any Affiliate thereof, or purchase or sell any Asset-Backed Finance Asset from or to any entity managed by the Operating Manager or its Affiliates unless (i) the transaction is approved or pre-approved in advance by a majority of the Independent Directors or pursuant to the LP Agreement; and (ii) the transaction is made in accordance with applicable laws.

(e)The Operating Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and other managers performing functions similar to those of the Operating Manager under this Agreement with respect to assets similar to the assets of the Partnership, the Series and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f)In the event that the Partnership, the Series or a Subsidiary invests in, acquires or sells assets to any joint ventures with Monroe or its Affiliates or if it purchases assets from, sells assets to or arranges financing from or provides financing to Monroe, Monroe sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by Monroe’s Affiliates or the Operating Manager, any such transactions shall require the approval or pre-approval of the Independent Directors or approval pursuant to the LP Agreement.

Section 9. Compensation.

(a)Management Fee.

(i)During the Term, the Partnership shall pay the Operating Manager the Management Fee monthly in arrears commencing with the month in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such month that this Agreement was in effect). The Management Fee may alternatively, in the discretion of the Operating Manager, instead be paid in whole or in part by the Partnership’s Subsidiaries, in which case it shall result in a change in the cash or retained earnings of such Subsidiaries. The Operating Manager or an affiliate may rebate, waive or reduce the Management Fee charged to certain Shareholders and/or certain Share classes at the sole discretion of the Operating Manager or such affiliate. Any such rebate, waiver or reduction may be effected either by way of purchase of additional Shares by the Operating Manager or such affiliate for the Shareholder or by way of rebate to the relevant Shareholder’s account.

(ii)The Operating Manager shall compute each installment of the Management Fee within 45 days after the end of the month with respect to which such installment is payable. A copy of the computations made by the Operating Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 11 of this Agreement, promptly be delivered to the Partnership and, upon such delivery, payment of such installment of the Management Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Partnership of such computations.

(iii)The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 11 of this Agreement.

(iv)The Management Fee may be paid, at the Operating Manager’s election, in cash or cash equivalent aggregate transactional NAV amounts of Monroe Shares. If the Operating Manager elects to receive any portion of the Management Fee in Monroe Shares, the Operating Manager may elect to have the Partnership redeem such Monroe Shares from the Operating Manager at a later date.

(b)Performance Fee.

(i)During the Term, promptly following the end of each calendar quarter (and at the other times described herein), the Operating Manager shall be allocated Performance Fees with respect to the Series II Investor Shares. Performance Fees shall be measured and allocated or paid on a quarterly basis (excluding the initial calendar quarter, which will be measured and allocated or paid at the end of the initial calendar quarter) and accrued quarterly (subject to pro-rating for partial periods). The Performance Fee will not be paid Class E Shares.

(ii)For the avoidance of doubt, any applicable Shares which are redeemed during the applicable calendar year shall be subject to the Performance Fees upon redemption. The Operating Manager shall be allocated a Performance Fee with respect to all Series II Investor Shares that are redeemed in connection with the redemption of such Shares in an amount calculated based upon the portion of the calendar year for which such Shares were outstanding, and proceeds for any such Share redemptions shall be reduced by the amount of any such Performance Fees. For the avoidance of doubt, the conversion or other transfer of Shares from one class of Shares to another class of Shares shall be deemed not to be a redemption for purposes of the calculation of the Performance Fees.

(iii)Performance Fees may be paid, at the Operating Manager’s election, in cash or cash equivalent aggregate transactional NAV amounts of Monroe Shares or other Shares. If the Operating Manager elects to receive any portion of the Performance Fees in Monroe Shares or other Shares, the Operating Manager may elect to have the Partnership redeem such Monroe Shares or other Shares from the Operating Manager at a later date pursuant to an agreement between the Partnership and the Operating Manager with respect thereto.

(iv)The Operating Manager shall not be obligated to return any portion of the Performance Fees paid due to the subsequent performance of the Partnership.

(v)The Operating Manager may, in its discretion and without further notice to or consent of any Shareholder, afford particular Shareholders or particular Share class more favorable terms with respect to the Performance Fee, and such more favorable terms may be set forth in a side letter or other similar written agreement with such Shareholder or Shareholders.

Section 10. Expenses of the Partnership. The Partnership shall pay all of its expenses and shall reimburse the Operating Manager for documented expenses of the Operating Manager incurred on its behalf

(collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Operating Manager as set forth herein. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Partnership’s, together with the following:

(i)	Operating Expenses and Organizational and Offering Expenses;
(ii)	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Asset-Backed Finance Assets;
(iii)

costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Partnership, the Series and the Subsidiaries by providers retained by the Operating Manager;

(iv)

the compensation and expenses of the Partnership’s directors and the allocable share of cost of liability insurance under a universal insurance policy covering the Operating Manager, its Affiliates and/or the Partnership to indemnify the Partnership’s directors and officers and in connection with obtaining and maintaining the insurance coverage referred to in Section 8(e) of this Agreement;

(v)

costs associated with the establishment and maintenance of any of the Partnership’s credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of the Partnership or the Series (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Partnership’s or any Subsidiary’s securities offerings;

(vi)	expenses in connection with the application for, and participation in, programs established by the U.S. government;
(vii)

expenses connected with communications to holders of the Partnership’s, the Series’ or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the U.S. Securities and Exchange Commission, and the costs of preparing, printing and mailing the Partnership’s annual report to its Shareholders and proxy materials, if any, with respect to any meeting of the Partnership’s Shareholders;

(viii)

costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Partnership and the Subsidiaries;

(ix)

expenses incurred by managers, officers, personnel and agents of the Operating Manager for travel on the Partnership’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Operating Manager in connection with the purchase, financing, refinancing, sale or other disposition of a Asset-Backed Finance

Asset or establishment and maintenance of any of the Partnership’s credit facilities, repurchase agreements, securitization vehicles and borrowings under programs established by the U.S. government or any of the Partnership’s or any of the Subsidiary’s securities offerings;

(x)

costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;

(xi)	compensation and expenses of the Partnership’s custodian and escrow and transfer agent, if any;
(xii)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
(xiii)	all taxes and license fees;
(xiv)	all insurance costs incurred in connection with the operation of the Partnership’s, the Series’ and the Subsidiaries’ business;
(xv)

costs and expenses incurred in contracting with third parties, including Affiliates of the Operating Manager, for the servicing and special servicing of the assets of the Partnership, the Series and the Subsidiaries;

(xvi)

all other costs and expenses relating to the business operations of the Partnership, the Series and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Asset-Backed Finance Assets, including appraisal, reporting, audit and legal fees;

(xvii)

expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Partnership, the Series and the Subsidiaries or Asset-Backed Finance Assets separate from the office or offices of the Operating Manager;

(xviii)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Partnership’s, the Series’ or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xix)

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Partnership, the Series or any Subsidiary, or against any trustee, director or officer of the Partnership, the Series or of any Subsidiary in his capacity as such for which the Partnership, the Series or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xx)	all costs and expenses relating to the development and management of the Partnership’s website; and

(xxi)

all other expenses actually incurred by the Operating Manager (except as described below) which are reasonably necessary for the performance by the Operating Manager of its duties and functions under this Agreement.

Except as otherwise specified in the administration agreement with the Partnership’s administrator, the Partnership shall have no obligation to reimburse the Operating Manager or its Affiliates for the salaries and other compensation of the Operating Manager’s acquisition professionals who provide services to the Partnership, the Series or the Subsidiaries under this Agreement except that, to the extent provided under the administration agreement with the Partnership’s administrator, the Partnership shall reimburse the Operating Manager or its Affiliates, as applicable, for the Partnership’s allocable share of the compensation, including without limitation, annual base salary, bonus, any related withholding taxes and employee benefits and related administrative expenses (including travel expenses), paid to (1) the Operating Manager’s personnel serving as the Partnership’s Chief Executive Officer, Chief Financial Officer and Chief Compliance Officer based on the percentage of their time spent managing the Partnership’s affairs and (2) other legal, compliance, finance, accounting, fund finance, technology, operations, investor relations, tax, valuation, internal audit and other non-investment personnel of the Operating Manager and its Affiliates who spend all or a portion of their time managing the Partnership’s, the Series’ and the Subsidiaries’ affairs. The Partnership’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Operating Manager or its Affiliates to the Partnership’s, the Series’ and the Subsidiaries’ affairs . The Operating Manager shall provide the Partnership with such written detail as the Partnership may reasonably request to support the determination of the Partnership’s share of such costs.

In addition, the Partnership, at the option of the Operating Manager, shall be required to pay the Partnership’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Operating Manager and its Affiliates required for the operations of the Partnership, the Series and the Subsidiaries. These expenses shall be allocated to the Partnership based upon the average AUM of the Partnership as a percentage of total AUM of the Monroe Clients calculated at each fiscal quarter end; provided, however, the Operating Manager may alter the allocation of expenses if, in its good faith judgment, a different allocation would be deemed more fair and reasonable to Monroe Clients. The Operating Manager and the Partnership may modify this allocation methodology, subject to the Independent Directors’ approval.

The Operating Manager and the Partnership have agreed to an Expense Support and Conditional Reimbursement Agreement which defines when and how the Partnership will be obligated to reimburse the Operating Manager for expenses the Operating Manager incurred on behalf of the Partnership if certain conditions are met. The Operating Manager may, at its option, elect not to seek reimbursement for certain Expenses during a given calendar month, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

To the extent expenses are incurred related to an investment, the Operating Manager shall allocate such Expenses in proportion to the size of the investment made by each in the activity or entity to which such Expenses relate, to the extent applicable, or in such other manner as the Operating Manager in good faith determines is fair and reasonable. The Series shall bear the fees, costs or expenses of certain services provided by, and allocable overhead of, Monroe as well as industry executives, advisors, consultants and operating executives contracted or engaged directly or indirectly by the Series, the Operating Manager or any Affiliated Service Provider. Certain industry executives, advisors, consultants and operating executives may be employees of Monroe, and may be exclusive or non-exclusive independent contractors with respect to services provided to Monroe or the Series; however, in each case, their compensation and allocable expenses shall be borne by the Series.

The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 11. Calculations of Expenses. The Operating Manager shall prepare a statement documenting the Expenses of the Partnership, the Series and the Subsidiaries and the Expenses incurred by the Operating Manager on behalf of the Partnership, the Series and the Subsidiaries during each calendar month, and shall deliver such statement to the Partnership within 45 days after the end of each calendar month. Expenses incurred by the Operating Manager on behalf of the Partnership, the Series and the Subsidiaries, including expenses allocated to the Partnership pursuant to Section 10 above, may be offset by the Operating Manager against amounts due to the Partnership, the Series and the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12. Limits of Operating Manager Responsibility; Indemnification.

(a)The Operating Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Acquisition Committee or the Board in following or declining to follow any advice or recommendations of the Operating Manager, including as set forth in Section 8(b) of this Agreement. The Operating Manager, its officers, shareholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Operating Manager and any of such Person’s officers, shareholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Operating Manager (each a “Manager Indemnified Party”) shall not be liable to the Partnership, any Series or any Subsidiary, to the Board, or the Partnership’s or any Subsidiary’s shareholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting actual fraud or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction. The Partnership shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Operating Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s actual fraud or willful misconduct; provided that an Indemnitee (as defined below) will not be entitled to indemnification under this Agreement for any losses, liabilities or damages arising out of an internal dispute solely between Monroe, its Affiliates and their respective officers, partners, directors, shareholders, members, managers or employees.

(b)The Operating Manager shall, to the full extent lawful, reimburse, indemnify and hold the Partnership and the Series (or any Subsidiary), its shareholders, members, directors, managers and officers and each other Person, if any, controlling the Partnership (each, a “Partnership Indemnified Party” and together with an Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Operating Manager’s actual fraud or willful misconduct.

(c)The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 13. No Joint Venture. Nothing in this Agreement shall be construed to make the Partnership and the Operating Manager partners or joint venturers or impose any liability as such on either of them.

Section 14. Term; Termination.

(a)Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect and shall continue in operation (the “Term”) unless all of the Independent Directors agree that there has been unsatisfactory performance by the Operating Manager that is materially detrimental to the Partnership generally, the Series and the Subsidiaries, taken as a whole. If the Partnership determines to terminate this Agreement as set forth above, the Partnership shall deliver to the Operating Manager prior written notice of the Partnership’s intention to terminate this Agreement based upon the terms set forth in this Section 14(a) not less than 180 days prior to such termination.

(b)The Operating Manager may deliver written notice to the Partnership informing it of the Operating Manager’s intention to terminate this Agreement upon no less than 180 days’ notice, whereupon this Agreement shall terminate effective on the latter of (i) 180 days from the day such notice is delivered or (ii) such latter date as the Operating Manager may determine.

(c)If the Partnership terminates this Agreement pursuant to this Section 14, the Partnership shall forfeit any voting or other controlling interest in any Asset-Backed Finance Asset.

(d)If the Partnership terminates this Agreement pursuant to this Section 14, the Partnership shall, before the Effective Termination Date, cause the name of the Partnership to be changed to omit reference to “Monroe,” and the Partnership, any successor manager or any other Person shall make no further use of “Monroe” or any similar name or any derivations thereof in relation to the activities of the Partnership.

(e)If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 7, 10, 11, 16(b) and 17 of this Agreement. In addition, Sections 12 and 22 of this Agreement shall survive termination of this Agreement.

Section 15. Assignment.

(a)Except as set forth in Section 15(b) of this Agreement, this Agreement may not be assigned by the Operating Manager, unless such assignment is consented to in writing by the Partnership, which consent shall be approved by a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Operating Manager is bound, and the Operating Manager shall be liable to the Partnership for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Partnership a counterpart of this Agreement naming such assignee as Operating Manager. This Agreement shall not be assigned by the Partnership without the prior written consent of the Operating Manager, except in the case of assignment by the Partnership to another organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Partnership, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Partnership is bound under this Agreement.

(b)Notwithstanding any provision of this Agreement, the Operating Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Partnership hereby consents to any such assignment and subcontracting. In addition, provided that the Operating Manager provides prior written notice to the Partnership for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Operating Manager under this Agreement. In addition, the Operating Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors; provided that such assignment does not require the Partnership’s approval under the Advisers Act.

Section 16. Termination for Cause.

(a)The Partnership may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board to the Operating Manager if (i) the Operating Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Operating Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Operating Manager engages in any act of actual fraud, misappropriation of funds, or embezzlement against the Partnership, the Series or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Operating Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Operating Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Operating Manager authorizing or filing a voluntary bankruptcy petition, (v) the Operating Manager is convicted (including a plea of nobo contendere) of a felony, or (vi) there is a dissolution of the Operating Manager.

(b)The Operating Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Partnership in the event that the Partnership shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Partnership takes steps to cure such breach within 30 days of the written notice).

(c)The Operating Manager may terminate this Agreement in the event the Partnership becomes required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 17. Action Upon Termination.

(a)From and after the effective date of termination of this Agreement (the “Effective Termination Date”) pursuant to Sections 14 or 16 of this Agreement, the Operating Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Operating Manager shall forthwith:

(i)after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Partnership, the Series or a Subsidiary all money collected and held for the account of the Partnership, the Series or a Subsidiary pursuant to this Agreement;

(ii)deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Partnership, the Series or a Subsidiary; and

(iii)deliver to the Board all property and documents of the Partnership, any Series or any Subsidiary then in the custody of the Operating Manager.

(b)If either the Partnership or the Operating Manager terminates this Agreement pursuant to Section 14 or Section 16 of this Agreement, within 30 days of the Effective Termination Date, the Partnership shall repurchase all Monroe Shares outstanding on the Effective Termination Date at a price equal to the net asset value per share as of the last day of the prior calendar quarter, regardless of any repurchase limitations described in the Partnership’s Governing Instruments, share repurchase plan, or any other document describing the Partnership’s repurchase limitations.

Section 18. Release of Money or Other Property Upon Written Request. The Operating Manager agrees that any money or other property of the Partnership, any Series or any Subsidiary held by the Operating Manager under this Agreement shall be held by the Operating Manager as custodian for the Partnership, Series or Subsidiary, and the Operating Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Partnership, Series or such Subsidiary. Upon the receipt by the Operating Manager of a written request signed by a duly authorized officer of the Partnership requesting the Operating Manager to release to the Partnership, any Series or any Subsidiary any money or other property then held by the Operating Manager for the account of the Partnership, any Series or any Subsidiary under this Agreement, the Operating Manager shall release such money or other property to the Partnership, any Series or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Operating Manager shall not be liable to the Partnership, any Series, any Subsidiary, the Independent Directors, or the Partnership’s or a Subsidiary’s shareholders, members or partners for any acts performed or omissions to act by the Partnership, any Series or any Subsidiary in connection with the money or other property released to the Partnership, any Series or any Subsidiary in accordance with the second sentence of this Section 18. The Partnership, the Series and each Subsidiary shall indemnify the Operating Manager, its officers, shareholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Operating Manager and any of such Person’s officers, shareholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Operating Manager against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Operating Manager’s release of such money or other property to the Partnership, any Series or any Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Operating Manager to indemnification under Section 12 of this Agreement.

Section 19. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by email transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)If to the Partnership or any Series:

Monroe Capital Asset-Backed Finance Company, LP

155 N. Wacker Drive, 35th Floor

Chicago, IL 60606

Attention: Chief Legal Officer

Email: legal@monroecap.com

(b)If to the Operating Manager:

Monroe Capital Asset Finance Advisors, LLC

155 N. Wacker Drive, 35th Floor

Chicago, IL 60606

Attention: Chief Compliance Officer

Email: compliance@monroecap.com

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 22. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 23. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 24. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 26. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 27. Interpretation. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MONROE CAPITAL ASSET-BACKED FINANCE COMPANY, LP

By:	/s/ Ronald A. Holinsky
	Name:	Ronald A. Holinsky
	Title:	Chief Legal Officer, Chief
Compliance Officer and Secretary

MONROE CAPITAL ASSET FINANCE ADVISORS, LLC

By: MONROE CAPITAL INTERMEDIATE HOLDINGS, LLC, its Sole Member

By:	/s/ Peter Gruszka
	Name:	Peter Gruszka
	Title:	Authorized Signatory

[SIGNATURE PAGE OF AMENDED AND RESTATED OPERATING AGREEMENT OF MONROE ASSET-BACKED FINANCE COMPANY, LP]